EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ra Medical Systems, Inc. (the “Company”), pertaining to the Ra Medical Systems, Inc. 2023 Equity Incentive Plan, of our report dated March 28, 2023, relating to our audits of the Company’s financial statements as of December 31, 2022 and 2021, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

July 20, 2023